Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-137699, 333-131894, 333-128745, 333-122289, 333-119547, 333-117121, 333-115082, 333-112465, 333-114162, 333-112272, 333-110003, 333-109387, 333-107729, 333-106748, 333-104267, 333-102610, 333-101782, 333-100272, 333-98575, 333-91788, 333-85930, 333-85352, 333-76034, 333-76266, 333-57676, 333-89761 and 333-67317 of Investors Real Estate Trust on Form S-3 of our report dated July 6, 2006 (January 22, 2007 as to  the effects of discontinued operations as disclosed in Note 13), relating to the financial statements of Investors Real Estate Trust, appearing in this Current Report on Form 8-K of Investors Real Estate Trust, for the year ended April 30, 2006.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

January 22, 2007